SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under Rule 14a-12

COINSTAR, INC.

(Name of the Registrant as Specified In Its Charter)

SHAMROCK ACTIVIST VALUE FUND, L.P.

SHAMROCK ACTIVIST VALUE FUND II, L.P.

SHAMROCK ACTIVIST VALUE FUND III, L.P.

SHAMROCK ACTIVIST VALUE FUND GP, L.L.C.

SHAMROCK PARTNERS ACTIVIST VALUE FUND, L.L.C.

SHAMROCK CAPITAL ADVISORS, INC.

SHAMROCK HOLDINGS OF CALIFORNIA, INC.

SHAMROCK HOLDINGS, INC.

STANLEY P. GOLD

EUGENE I. KRIEGER

JOHN M. PANETTIERE

ARIK AHITOV

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Shamrock Activist Value Fund

4444 Lakeside Drive, Burbank CA 91505

It’s About Time for Change at Coinstar

May 13, 2008

Fellow Coinstar Stockholders:

The Shamrock Activist Value Fund (“SAVF”) has been an investor in Coinstar, Inc. (“Coinstar” or the “Company”) since October 2005. Our economic interests are directly aligned with those of all other Coinstar stockholders as we are the Company’s largest stockholder, owning approximately 13.3% of the outstanding shares. We believe that now is the time for very important changes to be made at Coinstar.

We have nominated Eugene I. Krieger, John M. Panettiere and Arik Ahitov as our three candidates for election to the Coinstar Board at the 2008 Annual Meeting of Stockholders. We believe that Coinstar is at a critical inflection point in its business and it is time for direct investor representation in the Boardroom.

If elected, our three nominees will focus on improving operational performance, strengthening Coinstar’s corporate governance standards, optimizing Coinstar’s compensation plans and improving transparency and clarity in Coinstar’s communications with its stockholders. Coinstar has the potential, with the right Board leadership, to generate significant value for all Coinstar stakeholders. We believe that our nominees will bring an objective and unbiased stockholder perspective to the Board that will benefit Coinstar and its stockholders.

If elected, our nominees intend to pursue the following priorities:

Priority: Improve Operational Performance and Capital Allocation Policies

Despite spending over $550 million on acquisitions and capital expenditures during the past 5 years, the Company’s Return on Invested Capital (“ROIC”), a metric that we believe correlates strongly to long-term stockholder value, has plummeted by over 50%, from 12.7% in 2002 to 5.7% by the end of 2007. In addition, between December 31, 2002 and April 4, 2008 (the date we nominated our three Board candidates), the annualized return on Coinstar’s shares has been 6% compared to 11% for S&P 500 (dividends reinvested) – a 38% cumulative total return underperformance.

Our nominees will seek to ensure that the Company’s primary focus over the next 24 months is on improving operations and performance in Coinstar’s core business lines. We believe a prudent capital allocation strategy is paramount until management is able to demonstrate that it has successfully integrated the Company’s recent acquisitions, significantly improved operations in Coinstar’s core business segments and produced an acceptable ROIC from those investments. In the interim, we believe Coinstar’s stockholders would be better served if Coinstar returned excess cash to its stockholders in the form of dividends or share buybacks.

Priority: Improve Corporate Governance and Compensation Practices

After years of inaction, Coinstar has only recently taken a few steps to improve its corporate governance practices. We believe these changes were only made in response to our direct discussions with Coinstar regarding its corporate governance deficiencies and the public disclosure of our recommendations for corporate governance changes. Stockholders should question whether Coinstar would have made any of these changes in the absence of our pressure and stockholder scrutiny. Do you think the Coinstar Board has now truly embraced the idea that appropriate governance and accountability matters? If so, why has the Coinstar Board continued to reject our call to declassify the Company’s staggered Board and immediately implement annual elections of Directors?

Accountability is a fundamental tenet of sound corporate governance, and therefore it is about time that all Coinstar directors be held accountable to Coinstar stockholders through annual elections. If elected, our nominees will seek to promptly declassify the Board and allow stockholders the opportunity to register their views on the performance of all directors annually.

We also believe Coinstar’s compensation practices should more closely align management’s interests with the stockholders’ interests, by directly linking pay to performance. In addition, Coinstar’s public disclosures should be more transparent in explaining how, why and when compensation is fixed, measured and paid. Over the last several years, we have shared with both management and the Board our thoughts of how to make structural improvements that we believe would improve the important and complex area of executive compensation. We believe the Board has chosen to ignore best practices of significantly linking pay to performance and continues to have a suboptimal compensation structure.

Priority: Rebuild Trust and Confidence with Stockholders Through Better Communications with Coinstar Stockholders

We believe it is about time that Coinstar restores the investor confidence and trust that we believe has been lost through a lack of transparency and clarity in Coinstar’s communications to its stockholders. Our nominees are committed to transparent communication to allow Coinstar’s owners to more fully understand the direction and plans of its fiduciaries.

Consider the following examples:

•

Stockholders’ role as detectives: In Coinstar’s third quarter and fourth quarter 2006 investor conference calls, Mr. Cole unequivocally stated that Coinstar had no plans or intentions to make any significant acquisitions. However, just a few months later, Coinstar announced its acquisition of Groupex Financial Corp. – the second largest cash acquisition in Coinstar’s history. When Brian Turner, Coinstar’s CFO, was asked about the inconsistency between Mr. Cole’s public comments and Coinstar’s actions, Mr. Turner stated that if we had closely compared the transcript of the Coinstar first quarter 2007 conference call with the two prior calls we would have noticed that Coinstar did not reiterate its “no acquisition commitment” in the latter call.

Coinstar’s stockholders deserve better communication from its management, and we reject the notion that stockholders should have to glean Coinstar’s business strategy by drawing inferences from the absence of statements in Coinstar’s public communications.

•

Paying management for achievements below publicly announced guidance: While the Company’s publicly announced guidance for 2007 EBITDA was $114 million to $124 million, incentive compensation targets for executives were based on achieving EBITDA levels of only $106 million to $118 million.

•	Recent Company proxy solicitation statements:

1.	Coinstar’s Board claims credit for recent gains in revenue and EBITDA growth; yet it fails to disclose that the Company invested more than $550 million over the last 5 years to achieve those gains, and that net income growth during the same period has been anemic at best.

2.	Coinstar’s Board claims credit for improved share price performance since July 14, 2003; yet it measures performance by selecting a beginning date which is the third trading day after the Company disclosed it had just lost an important and significant contract with supermarket giant, Safeway.

3.	Coinstar’s Board has chosen to launch personal attacks against our nominees and questioned our motives. Yet, the incumbent Board has done so without ever interviewing our nominees. In addition, the incumbent Board fails to acknowledge the successful 30 year track record of Shamrock Holdings, Inc., the sponsor and investment manager for the Shamrock Activist Value Fund.

4.	Mr. Cole asks that you take it on faith that the Company’s future is bright, yet, over the past year, senior management (including Mr. Cole) and members of the incumbent Board have purchased a total of only 1,000 shares of Coinstar stock in the open market at a value of approximately $25,500. In fact, Mr. Cole has recently disclosed that on May 2 and May 5, 2008, he has sold an aggregate of 24,054 shares of Coinstar stock. SAVF has invested more than $99 million in Coinstar’s shares since October 3, 2005 and more than $43 million in the last twelve months.

These are just a few examples of what we believe are less than complete and forthright communications from Coinstar. Our trust and confidence in the Board and senior management has been damaged and we believe Coinstar stockholders deserve better.

An Insular Board

We believe that the current Coinstar Board is insular. With the exception of one member, composition of the Board has remained unchanged for over 5 years. In addition, the majority of the incumbent non-management Board members maintain their principal business activities in Seattle, WA, and two incumbent Coinstar directors, Ms. Bevier and Mr. Grinstein, have simultaneously served on the boards of directors at both F5 Networks and Ackerley Group. The incumbent non management Board members collectively own only 0.12% (1.3% including options) of the Coinstar shares.

Instead of even seeking to interview any of our three proposed Board candidates, the Coinstar Board would like you to believe they are open to new ideas and are acting responsibly by planning to spend $3.4 million to $6.4 million of the Company’s capital – significantly more than Coinstar’s first quarter net income and over ten times our planned expenditure – to preserve three seats on the Coinstar Board for its own hand-picked Board candidates.

If you believe that IT’S ABOUT TIME for:

•	A renewed focus on improving operational performance and Coinstar’s ROIC;

•	Returning more capital to Coinstar’s stockholders through dividends or expanded share repurchases;

•	Improved corporate governance policies, including annual election of directors and true pay for performance;

•	Transparent communication from the Directors and executives who claim to work for you;

•	A new perspective in the Boardroom with a stockholder focused agenda; and

•	Restoration of investor confidence, goodwill and trust:

PLEASE VOTE THE ENCLOSED GOLD PROXY CARD TODAY FOR THE SHAMROCK ACTIVIST VALUE FUND’S NOMINEES AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS.

Yours Sincerely,

Stanley P. Gold, on behalf of the
SHAMROCK ACTIVIST VALUE FUND

In connection with Coinstar, Inc.’s upcoming 2008 annual meeting of stockholders (the “Annual Meeting”), the Shamrock Activist Value Fund, L.P., a Delaware limited partnership, Shamrock Activist Value Fund II, L.P., a Virginia limited partnership, and Shamrock Activist Value Fund III, L.P., a Delaware limited partnership (collectively, the “Shamrock Activist Value Fund”), has filed with the Securities and Exchange Commission (the “SEC”) a proxy statement (the “SAVF Proxy Statement”) and related materials for the solicitation of proxies from Coinstar stockholders for use at the Annual Meeting. The Shamrock Activist Value Fund, its director nominees and certain of the Shamrock Activist Value Fund’s affiliates are or may be deemed to be participants in the solicitation of proxies with respect to the Annual Meeting. Information regarding the Shamrock Activist Value Fund, its nominees and such participants is contained in the Schedule 14A and related materials filed by the Shamrock Activist Value Fund with the SEC. As a result of a clerical error, information in the SAVF Proxy Statement regarding Mr. Panettiere should have stated that his service on the Board of Directors of Gencor Industries, Inc. ended in 2002. Coinstar stockholders should read the SAVF Proxy Statement and related materials filed with the SEC with respect to the Annual Meeting because they contain important information. These materials are available without charge at the SEC’s website at www.sec.gov.

IMPORTANT

Your vote is important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed GOLD proxy card by mailing it in the enclosed envelope. You may also vote by phone or Internet by following the instructions on the enclosed proxy card. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting us in this matter, toll-free at (800) 322-2885 or coinstarproxy@mackenziepartners.com.